EXHIBIT 10.52
                      EMPLOYMENT AGREEMENT

     Employment  Agreement, effective as of March 1, 1996, by
and between STAFF BUILDERS, INC., a New York corporation ("Staff Builders" or the "Corporation"), and Larry Campbell who resides at 13626 Ashley Run, Houston, Texas 77077-1509 ("Executive").
     WHEREAS, Staff Builders wishes to secure the services of the Executive on the terms and conditions set forth below;
     AND WHEREAS, the Executive represents that he has no restrictions on employment arising out of any previous employment agreements and the Executive is willing to accept employment with Staff Builders on such terms and conditions.
     NOW, THEREFORE, in consideration of their mutual promises and other adequate consideration, Staff Builders and the Executive do hereby agree as follows:
     1.    EMPLOYMENT.  Staff Builders will employ the Executive
as Executive Vice President for National Health Care Operations,
in accordance with the terms and provisions of this Agreement.
     2.   DUTIES.   The Executive shall report to the President-CEO
of Staff Builders and shall be responsible for the management of all aspects of the home health care business of Staff Builders. The Executive shall perform such other duties as shall be assigned to the Executive by the President-CEO of Staff Builders. The Executive shall devote his full business time, attention and skill to the performance of his duties hereunder and to the advancement of the business and interests of Staff Builders. During the term of this Agreement, the Executive shall be required to base his business office at the Lake Success Corporate office location. The Executive's base business office shall not be changed without his prior consent.
     3. TERM. This Agreement shall be effective on March 1, 1996, and shall remain in effect until February 28, 1999, unless terminated earlier pursuant to the terms hereof.
     4.   COMPENSATION.
          (a) Salary. The Executive shall be paid a salary during the term hereof in weekly installments at the following rates:
          March 1, 1996 to February 28, 1997 = $180,000
          March 1, 1997 to February 28, 1998 = $190,000
          March 1, 1998 to February 28, 1999 = $200,000

          (b) Sign-on Bonus. The Executive shall receive a one time sign-on bonus in the amount of $80,000, payable by Staff Builders upon commencement of employment. In the event the Executive voluntarily terminates this Agreement prior to February 28, 1997, Executive shall repay to Staff Builders the full amount of the sign-on bonus; in the event the Executive voluntarily terminates this Agreement prior to February 28, 1998, the Executive shall repay to Staff Builders the sum of $50,000; and in the event the Executive voluntarily terminates this Agreement prior to February 28, 1999, the Executive shall repay to Staff Builders the sum of $25,000.
          (c) Benefits. The Executive shall be eligible to receive and participate in all health, medical or other insurance benefits which Staff Builders provides or makes available to its employees.
          (d) Expenses. Staff Builders shall reimburse the Executive for all reasonable moving expenses from Houston to New York, and necessary temporary housing which shall be previously approved by the President-CEO. Otherwise, Staff Builders shall reimburse the Executive for all reasonable and necessary expenses upon submission by the Executive of receipts, accounts or such other documents reasonably requested by Staff Builders.
          (e) Incentive Compensation. The Executive will be eligible to participate in Staff Builders' Tip Top Program with the same bonus percentage as the CEO of Staff Builders, Inc. (Delaware).
          (f) Options. The Executive shall receive 100,000 stock options of Staff Builders, Inc. (Delaware) ("SBD") at market price for close of trading on February 29, 1996, which shall be vested over a three (3) year period, such that 33,334 will become vested immediately; 33,333 will become vested as of March 1, 1997, and 33,333 will become vested as of March 1, 1998, in accordance with the terms of an option agreement to be entered into between SBD and the Executive.
          (g) Vacation. The Executive shall receive fifteen (15) days vacation each year during the term of the Agreement.
          (h) Car Lease. Staff Builders shall lease a Lexus ES-300 automobile for the Executive's exclusive use.

     5.   TERMINATION:  RIGHTS AND OBLIGATIONS UPON TERMINATION.
          (a) If the Executive dies during the Term, then the Executive's employment under this Agreement shall terminate. In such event, the Executive's estate shall be entitled only to compensation and expenses accrued and unpaid as at the date of the Executive's death.
          (b) If, as a result of the Executive's total incapacity due to physical or mental illness, whether or not job related, the Executive is absent from his duties hereunder for 180 consecutive days, the Executive's employment hereunder shall terminate. The Executive's salary shall continue during such period of incapacity until the period of 180 consecutive days has elapsed. In such event, the Executive shall be entitled to severance, payable as the then weekly base salary for a period of six (6) months, and expenses accrued and unpaid as at the date of termination of the Executive's employment.
          (c) The Corporation shall have the right to terminate the Executive's employment under this Agreement for Cause. For purposes of the Agreement, the Corporation shall have "Cause" to terminate the Executive's employment if (i) the Executive assigns, pledges, or otherwise disposes of his rights and obligations under this Agreement, or attempts to do the same without the prior written consent of the Corporation; or (ii) the Executive deliberately or intentionally fails or habitually neglects to fulfill his obligations under this Agreement (except by reason of incapacity due to physical or mental illness or disability), has engaged in willful misconduct or has acted in bad faith; (iii) the Executive has breached Section 7 of this Agreement; (iv) the Executive has committed a felony or other crime involving moral turpitude or perpetrated a fraud or other dishonest acts against the Corporation; or (v) the Executive has engaged in deliberate or reckless acts which place the Employer's officers, employees, customers or invitees in immediate physical danger or deliberate or reckless acts which result in damage to or destruction of Employer's property. If the Corporation terminates this Agreement for Cause, the Corporation's obligations hereunder shall cease, except for the Corporation's obligation to pay the Executive the compensation and expenses accrued and unpaid as of the date of termination in accordance with the provisions hereof.
     (d) In the event that (i) the Executive is discharged by the President-CEO for any reason other than for Cause, (as defined above), or (ii) the Executive is no longer responsible for the management of all aspects of the home health care business of Staff Builders, except as established by mutual consent of the parties, prior to the end of the term hereof, the Executive shall receive within thirty (30) days after such discharge or change in responsibility a one time, lump sum severance payment equal to twelve (12) months' salary at the same rate of pay in effect at the date of the termination, including any accrued incentive or bonuses of the date of termination. Staff Builders shall, in addition, pay to the Executive all reasonable moving expenses from New York to Houston or from New York to Missouri. In such event, the Restrictive Covenant period as defined in Section 7(b) hereof, shall be reduced to six (6) months.
          (e) Notwithstanding anything to the contrary contained herein, all payments owed to the Executive upon termination of this Agreement shall be subject to offset by the Corporation for amounts owed to the Corporation by the Executive hereunder or otherwise.
          (f) The obligations of the Corporation and the Executive pursuant to this Section 5 shall survive the termination of this Agreement.
     6. NOTICES. Any written notice permitted or required under this Agreement shall be deemed sufficient when hand delivered or posted by certified or registered mail, postage prepaid, and addressed to:
                    if to Staff Builders:

                    Staff Builders, Inc.
                    1983 Marcus Avenue,
                    Lake Success, New York  11042
                    Attention:  Chairman of the Board

                              or

                    if to the Executive:

                    Larry Campbell
                    13626 Ashley Run
                    Houston, Texas  77077-1509

Either party may, in accordance with the provisions of this Section, give written notice of a change of address, in which event all such notices and requests shall thereafter be given as above provided at such changed address.




       7. CONFIDENTIALITY OBLIGATIONS; NON-COMPETITION BY
          EXECUTIVE.
          (a) The Executive acknowledges that in the course of performing his duties hereunder, he will be made privy to confidential and proprietary information. The Executive covenants and agrees that during the term of this Agreement and at any time after the termination of this Agreement, he will not directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, or otherwise, disclose to others or use for his own benefit or cause or induce others to do the same, any proprietary or confidential information or trade secrets of Staff Builders, including but not limited to, any matters concerning the business or operations of Staff Builders, including its plans, procedures or methods of operations, any Staff Builders' lists of clients or business contacts, any information concerning specialty programs or business development, other work product or records of Staff Builders, other than in the performance of his duties hereunder.
          (b) The Executive agrees that, during the term hereof and for one (1) year following the termination hereof (the "Restrictive Covenant Period"), he will not, within the United States (A) compete, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, or otherwise, with the home health care or supplemental staffing business conducted by Staff Builders or (B) be employed by, work for, advise, consult with, serve or assist in any way, directly or indirectly, any person or entity whose business is home health care of supplement staffing; or (C) directly or indirectly solicit, recruit or hire any employee of Staff Builders to leave the employ of Staff Builders; or (D) solicit any client or customer of Staff Builders to terminate or modify its business relationship with Staff Builders. During the Restrictive Covenant Period, Staff Builders shall pay to the Executive the sum of $180,000 in fifty-two (52) equal weekly installments.
          (c) The foregoing restrictions on the Executive set forth in this Section 7 shall be operative for the benefit of Staff Builders and of any business owned or controlled by Staff Builders, or any successor or assign of any of the foregoing.
          (d)  Executive acknowledges that the restricted period
of time and geographical area specified in this Section 7 is reasonable, in view of the nature of the business in which Staff Builders is engaged and the Executive's knowledge of Staff Builders' business. Notwithstanding anything herein to the contrary, if the period of time or the geographical area specified in this Section 7 should be determined to be unreasonable in a judicial proceeding, then the period of time and territory of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable.
          (e)  The parties acknowledge that any breach of this
Section 7 will cause Staff Builders irreparable harm for which there is no adequate remedy at law, and as a result of this, Staff Builders shall be entitled to the issuance of an injunction, restraining order or other equitable relief in favor of Staff Builders restraining Executive from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy Staff Builders may have at law or in equity.
          (f) For purposes of this Section 7, the term "Staff Builders" shall refer to the Corporation and all of its parents, subsidiaries and affiliated corporations.
     8. JURISDICTION. The Executive consents to the jurisdiction of the Supreme Court of the State of New York or of any Federal Court in the City of New York for a determination of any dispute as to any matters whatsoever arising out of or in any way connected with this Agreement and authorizes the service of process on him by registered mail sent to him at his address shown on the records of Staff Builders.
     9.   HANDBOOK;GROUP INSURANCE PROGRAM BOOKLET.   The Executive
acknowledges receipt of Staff Builders Employee Handbook and Group Insurance Program booklet (together, the "Handbook"). The terms of the Handbook are incorporated herein by reference.
      10. BINDING EFFECT. This agreement shall bind and inure to the benefit of Staff Builders, its successors and assigns and shall inure to the benefit of, and be binding upon, the Executive, his heirs, executors and legal representatives.
     11. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision, or any part thereof.
     12.  APPLICABLE LAW.   This Agreement shall be governed by and
construed in accordance with the laws of the State of New York.
     13.  ENTIRE AGREEMENT.   This Agreement constitutes the entire
Agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties.
     14. MODIFICATION, TERMINATION OR WAIVER. This Agreement may only be amended or modified by a written instrument executed by the parties hereto. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same.

     IN WITNESS WHEREOF, Staff Builders and the Executive have executed this Employment Agreement as of the date first above written.

                              STAFF BUILDERS, INC.
                              By: /s/ Stephen Savitsky
                                  STEPHEN SAVITSKY, President-CEO


                              /s/ Larry Campbell

                              LARRY CAMPBELL









campbell/kl